Registration Statement No. 333-285508

Filed Pursuant to Rule 433

Dated May 7, 2025

NEW ISSUE: Bank of Montreal’s Callable Barrier Notes with Contingent Coupons Linked to a Reference Asset These notes do not guarantee the return of your principal at maturity NOTE INFORMATION Issuer: Bank of Montreal Minimum Investment: $1,000 (and $1,000 increments thereafter) DATES Offering Period Closes: May 09, 2025 Pricing Date: On or about May 09, 2025 Settlement Date: On or about May 14, 2025 Valuation Date: On or about May 10, 2027 Maturity Date: On or about May 13, 2027 Term: Approximately 2 years Issue: PSARC - 748 REFERENCE ASSET The common stock of Target Corporation (Bloomberg Symbol: “TGT”). TERMS Contingent Interest Rate: 3.30% per quarter (approximately 13.20% per annum), if payable, unless earlier redeemed. Initial Level: The closing level of the Reference Asset on the Pricing Date. Final Level: The closing level of the Reference Asset on the Valuation Date. Trigger Level: 50% of the Initial Level Coupon Barrier Level: 50% of the Initial Level CUSIP 06369NW31 Please see the following page for additional information about the terms included on this cover page, and how your investment ma y be impacted. Any capitalized term not defined herein shall have the meaning set forth in the preliminary pricing supplement to which the term sheet relates (se e h yperlink below). 1 SEC File No. 333 - 285508 | May 07, 2025 TERMS CONTINUED Contingent Coupons: If the closing level of the Reference Asset is greater than or equal to its Coupon Barrier Level as of the applicable Observation Date, a Contingent Coupon will be paid at the Contingent Interest Rate. Issuer Call: Beginning on November 10, 2025, Bank of Montreal may, in its discretion, elect to call the notes in whole, but not in part, on any Observation Date. After the notes are redeemed pursuant to the Issuer Call, investors will not receive any additional payments in respect of the notes. Call Settlement Dates: If Bank of Montreal elects to call the notes, the Contingent Coupon Payment Date immediately following the relevant Observation Date. Trigger Event: T he closing level of the Reference Asset is less than its Trigger Level on the Valuation Date . Payment Upon Issuer Call : If Bank of Montreal elects to call the notes, then, on the applicable Call Settlement Date, for each $1,000 principal amount, investors will receive $1,000 plus any Contingent Coupon otherwise due. INVESTMENT OBJECTIVE The objective of the notes is to provide clients the potential to earn periodic income, subject to a redemption, while offering limited downside protection against a slight to moderate decline in the Reference Asset over the term of the notes. As such, the notes may be suitable for investors with a moderately bullish view of the Reference Asset over the term of the notes. The performance of the notes may not be consistent with the investment objective. This term sheet, which gives a brief summary of the terms of the notes, relates to, and should be read in conjunction with, t he pricing supplement dated May 7, 2025, the Product Supplement dated March 25, 2025, the Prospectus Supplement dated March 25, 2025, and to the Prospectus dated March 25, 2025.

2 Observation Dates and Contingent Coupon Payment Dates : Payment at Maturity (if held to the Maturity Date): If the notes are not subject to an Issuer Call , the payment at maturity for the notes is based on the performance of the Reference Asset. You will receive $1,000 for each $1,000 in principal amount of the notes, unless a Trigger Event has occurred. If a Trigger Event has occurred, you will receive at maturity, for each $1,000 in principal amount of your notes, a number of shares equal to the Physical Delivery Amount (or, at our election the Cash Delivery Amount). Fractional shares will be paid in cash. The Physical Delivery Amount will be less than the principal amount of your notes, and may be zero. Percentage Change: The Percentage Change, expressed as a percentage, is calculated using the following formula: (Final Level – Initial Level) / Initial Level Physical Delivery Amount: The number of shares of the Reference Asset equal to $1,000 divided by the Initial Level. Any fractional shares will be paid in cash. Cash Delivery Amount: The amount in cash equal to the product of (1) the Physical Delivery Amount and (2) the Final Level of the Reference Asset. Principal at Risk: Investors in these notes could lose all or a substantial portion of their investment at maturity if there has been a decline in the market value of the Reference Asset and the Final Level of the Reference Asset is less than its Trigger Level. We urge you to carefully review the documents described in “Additional Information” below, including the risk factors set forth and incorporated by reference therein, prior to making an investment decision. Secondary Market: The notes will not be listed on any securities exchange. Although not obligated to do so, BMO Capital Markets Corp. (or one of its affiliates), plans to maintain a secondary market in the notes after the Settlement Date. Proceeds from a sale of notes prior to maturity may be less than the principal amount initially invested. Observation Dates Contingent Coupon Payment Dates August 11, 2025 August 14, 2025 November 10, 2025 November 13, 2025 February 9, 2026 February 12, 2026 May 11, 2026 May 14, 2026 August 10, 2026 August 13, 2026 November 9, 2026 November 12, 2026 February 9, 2027 February 12, 2027 Valuation Date Maturity Date

3 Selected Risk Considerations: The risks summarized below are some of the most important factors to be considered prior to any purchase of the notes. Investors are urged to read all the risk factors related to the notes in the pricing supplement and the product supplement to which this term sheet relates. • You could lose up to the entire principal amount of your notes, and your potential return on the notes is limited to any Contingent Coupon payments, if any. If the notes are not subject to an Issuer Call and a Trigger Event has occurred with respect to the Reference Asset, you will lose 1% of the principal amount for each 1% that the Final Level of the Reference Asset is less than its Initial Level. • You may not receive any Contingent Coupons with respect to your notes. • Your notes are subject to early redemption. If the notes are so redeemed, you will not receive any additional Contingent Coupons, and you may not be able to invest the proceeds in a security with a similar return. • Your return on the notes is limited to the Contingent Coupons, if any, regardless of any increase in the level of the Reference Asset. • A higher Contingent Interest Rate or lower Trigger Levels or Coupon Barrier Levels may reflect greater expected volatility of the Reference Asset, and greater expected volatility generally indicates an increased risk of loss at maturity. • Your return on the notes may be lower than the return on a conventional debt security of comparable maturity. • Any decline in the closing level of the Reference Asset from the Valuation Date to the Maturity Date will reduce the value of the Physical Delivery Amount. • The notes are unsecured debt obligations of the Issuer and your investment is subject to the credit risk of the Issuer. • Our and our affiliates’ activities may conflict with your interests and may also adversely affect the value of the notes. • Our initial estimated value of the notes will be lower than the price to public, does not represent any future value of the notes, and may also differ from the estimated value of any other party. • The terms of the notes are not determined by reference to the credit spreads for our conventional fixed - rate debt. • The inclusion of the hedging profits, if any, in the initial price to public of the notes, as well as our hedging costs, is likely to adversely affect the price at which you can sell your notes. • You will not have any shareholder rights and will have no right to receive any shares of the Reference Asset at maturity. • Changes that affect the Reference Asset will affect the market value of the notes and the amount you will receive at maturity. Adjustments to the Reference Asset could adversely affect the notes. • The notes will not be listed on any securities exchange. BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. • We and our affiliates may engage in hedging and trading activities related to the notes that could adversely affect our payment to you at maturity.

4 Hypothetical Calculations for the Payment at Maturity: Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the Notes The following table illustrates the hypothetical payments on a note at maturity, assuming that the notes are not subject to a n Issuer Call. The hypothetical payments are based on a $1,000 investment in the note, a hypothetical Initial Level of $100.00, a hypothetical Trigger Level of $50.00 (50.00% of the hypothetical Initial Level), a range of hypothetical Final Levels and t he effect on the payment at maturity. The hypothetical examples shown below are intended to help you understand the terms of the notes. If the notes are not subject to an Issuer Call, the actual amount of cash or shares that you will receive at maturity will depend upon the Final Level of the Reference Asset. If the notes are subject to an Issuer Call prior to maturity, the hypothetical examples below w ill not be relevant, and you will receive on the applicable Call Settlement Date, for each $1,000 principal amount, the principal amount plus any applicable Contingent Coupon. These examples do not give effect to any U.S. federal tax payments or brokerage commissions that you may be required to pay in connection with your purchase of the notes. Hypothetical Final Level Hypothetical Final Level Expressed as a Percentage of the Initial Level Payment at Maturity (Excluding Coupons)* $200.00 200.00% $1,000.00 $180.00 180.00% $1,000.00 $160.00 160.00% $1,000.00 $140.00 140.00% $1,000.00 $120.00 120.00% $1,000.00 $100.00 100.00% $1,000.00 $90.00 90.00% $1,000.00 $80.00 80.00% $1,000.00 $70.00 70.00% $1,000.00 $60.00 60.00% $1,000.00 $50.00 50.00% $1,000.00 $49.99 49.99% $499.90 $40.00 40.00% $400.00 $20.00 20.00% $200.00 $0.00 0.00% $0.00 * Represents the cash value of the Physical Delivery Amount on the Valuation Date. We may elect to deliver either the Physical Delivery Amount or the Cash Delivery Amount. If we elect to deliver the Physical Delivery Amount, the actual value received and your total return on the notes on the Maturity Date will depend on the value of the Reference Asset on the Maturity Date.

Additional Information The notes will not constitute deposits insured by the U.S. Federal Deposit Insurance Corporation or under the Canada Deposit Ins urance Corporation or by any other U.S. or Canadian governmental agency or instrumentality. The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsec tio n 39.2(2.3) of the Canada Deposit Insurance Corporation Act. Neither the U.S. Securities and Exchange Commission (the “SEC”), nor any state securities commission, has reviewed or approve d t hese notes, nor or otherwise passed upon the accuracy of this document, to which it relates or the accompanying product supplement , p rospectus supplement, or prospectus. Any representation to the contrary is a criminal offense. The Issuer has filed a registration statement with the SEC for the offerings to which this communication relates. Before you in vest, you should read the prospectus in that registration statement and the other documents discussed below that the Issuer has filed w ith the SEC for more complete information about the Issuer and these offerings. You may obtain these documents free of charge by visiting th e S EC’s web site at http://www.sec.gov . Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement, product supplement, and preliminary pricing supplement to which this term sheet relates) if you request it by cal lin g its agent toll - free on 1 - 877 - 369 - 5412 or emailing investor.solutions@bmo.com . The information in this term sheet is qualified in its entirety by the more detailed explanations set forth elsewhere in the Iss uer’s preliminary pricing supplement dated May 7, 2025 and the accompanying product supplement, prospectus supplement, and prospectus. Unless the context provides otherwise, capitalized terms used in this term sheet but not defined shall have the meaning assigned to them in the pricing supplement, product supplement, prospectus supplement, or prospectus, as applicable, to which this term sheet relates. Infor mat ion about retrieving these documents can be found elsewhere in this term sheet. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website): • Preliminary Pricing Supplement dated May 7 , 2025: https://www.sec.gov/Archives/edgar/data/927971/000121465925007077/o57250fwp.htm • Product Supplement dated March 25, 2025: https://www.sec.gov/Archives/edgar/data/927971/000121465925004743/b324250424b2.htm • Prospectus supplement dated March 25, 2025 and prospectus dated March 25, 2025: https://www.sec.gov/Archives/edgar/data/927971/000119312525062081/d840917d424b5.htm Our Central Index Key, or CIK, on the SEC website is 927971. As used in this terms sheet, the “Issuer,” “we,” “us” or “our” r efe rs to Bank of Montreal, but not its consolidated subsidiaries. This term sheet contains no description or discussion of the United States tax consequences of the acquisition, holding or di spo sition of the notes. We urge you to carefully read the section entitled “U.S. Federal Tax Information” in the accompanying pricing supplement, the section entitled “Supplemental Tax Considerations — Supplemental U.S. Federal Income Tax Considerations” in the accompanying product supplement, the section “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “Cert ain Income Tax Consequences” in the accompanying prospectus supplement, in each case, to which this term sheet relates. You should consult your tax advisor about your own tax situation. 5